Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Oklo Inc. (F/k/a/ “AltC Acquisition Corp.") on Form S-8 of our report dated April 2, 2024, except for Note 14, as to which the date is April 15, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Oklo Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of Oklo Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

Los Angeles, CA

July 9, 2024